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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person
                                         |    American Axle & Manufacturing Holdings, Inc.   |     to Issuer (Check all applicable)
 Walker        Thomas           K.       |    (NYSE-AXL)                                     |       X   Director        10% Owner
-------------------------------------------------------------------------------------------  |     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for         |           Officer (give title below)
                                         |   Number of           |     Month/Year            |     -----
                                         |   Reporting Person,   |                           |           Other (specify below)
c/o American Axle & Manufacturing        |   if an Entity        |     11/99                 |     -----
Holdings, Inc.                           |   (Voluntary)         |                           |
1840 Holbrook Avenue
-----------------------------------------|                       |---------------------------|--------------------------------------
               (Street)                  |                       |  5. If Amendment,         |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original      | X (Check applicable line)
                                         |                       |     (Month/Year)          | -- Form Filed by One Reporting Person
Detroit            MI            48212   |                       |                           |
-----------------------------------------|---------------------------------------------------| -- Form Filed by More than One
(City)          (State)          (Zip)   |                                                   |    Reporting Person
                                         |                                                   |
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*If the form is filled by more than one reporting person, see instruction
4(b)(v).
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 Common Stock                         |  11/18/99    |    P  |       | 1,000  |   A  |  $13.00  |  1,000      |   I      |  (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

(1) These shares of common stock are held by the Thomas K. Walker Trust Agency U/A dated March 22, 1998.



   /s/ Patrick S. Lancaster        12/8/99
--------------------------------  --------
Signature of Reporting Person(1)    Date
Attorney in Fact

 **Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2
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                           (Print or Type Responses)
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                               POWER OF ATTORNEY


     Know all men by these presents the Thomas K. Walker does hereby make, constitute and appoint Patrick S. Lancaster and Mike Simonte as true and lawful attorneys-in-fact of the undersigned with full powers of substitution and revocation, and each such attorney-in-fact may act independently, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and in any other corporate or partnership capacity the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of Thomas K. Walker in the common stock of American Axle & Manufacturing Holdings, Inc. (including any amendments or supplements to any reports or schedules previously filed by such person) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation Schedules 13D and statements on Form 3, Form 4 and Form 5.


                                              /s/ Thomas K. Walker
                                              ----------------------
                                              Name: Thomas K. Walker

Dated as of September 29, 1999

State of Michigan
County of Wayne

     On 9/29/99, before me, the undersigned, a Notary Public of said State, duly commissioned and sworn, personally appeared Thomas K. Walker proved to me on the basis of satisfactory evidence to be the person who executed the within instrument in his individual capacity.

     In witness whereof, I have hereunto set may hand and affixed by official seal the day and year in this certificate firm above written.

                                              Notary Public
                                              /s/ Janice A. Washo
                                              -------------------
                                              Janice A. Washo
                                              Notary Public, Macomb County, MI
                                              My Commission Expires 01-16-2003